EXHIBIT 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7000

June 13, 2012

SPS Commerce, Inc.

333 South Seventh Street, Suite 1000

Minneapolis, MN 55402

Ladies and Gentlemen:

We have acted as counsel for SPS Commerce, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to the proposed offer and sale from time to time of the following securities (the “Securities”) having an aggregate offering price of up to $100,000,000:

•	preferred stock of the Company (the “Preferred Stock”) issuable directly or in exchange for or upon the conversion of other Preferred Stock or upon the exercise of Warrants (as defined below),

•	common stock, $0.001 par value, of the Company (the “Common Stock”), issuable directly or in exchange for or upon conversion of Preferred Stock or upon the exercise of Warrants,

•	warrants to purchase Preferred Stock or Common Stock (collectively, the “Warrants”),

•	stock purchase contracts for one or more of the above-referenced securities offered together in different combinations (the “Stock Purchase Contracts”),

•	rights to purchase shares of Common Stock or Preferred Stock (the “Rights”), and

•	units comprised of two or more of the foregoing (the “Units”).

The Securities may be offered separately or together with other Securities, in separate series, and in amounts, at prices and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement, and in the Registration Statement.

Each series of Preferred Stock is to be issued under the certification of incorporation of the Company (the “Certificate of Incorporation”) and a certificate of designation (a “Certificate of Designation”) to be approved by the Board of Directors of the Company (the “Board of Directors”) or a committee thereof and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with Section 151 of the Delaware General Corporation Law. The Common Stock is to be issued under the Certificate of Incorporation. The Warrants are to be issued under a warrant agreement in a form to be filed and incorporated into the Registration Statement, with appropriate insertions (each, a “Warrant Agreement”), to be entered into by the Company and a warrant agent to be named by the Company (the “Warrant Agent”). The Rights may be issued under one or more rights agreements (each, a “Rights Agreement”) by and between the Company and a bank, trust company or other financial institution to be identified therein as rights agent. The Stock Purchase Contracts may be issued under one or more related purchase contract agreements (each a “Stock Purchase Contract Agreement”) and the Units may be issued under one or more related unit agreements (each, a “Unit Agreement”), in each case by and between the Company and the agent named therein.

As part of the corporate actions taken and to be taken (the “Corporate Proceedings”) in connection with issuance of any Securities to be issued and sold from time to time under the Registration Statement, the Board of Directors, a committee thereof or certain authorized officers of the Company as authorized by the Board of Directors will, before such Securities are issued under the Registration Statement, duly authorize the issuance and approve the terms of such Securities.

We have examined the Registration Statement and the Certificate of Incorporation. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In expressing our opinions below, we have assumed, with your consent, that:

•	the Registration Statement (including any and all required post-effective amendments thereto) will have become effective under the Act and will comply with all applicable laws;

•

the Registration Statement will comply with all applicable laws at the time the Securities are offered or sold as contemplated by the Registration Statement (including any and all required post-effective amendments thereto) and the Prospectus and the applicable Prospectus Supplement(s);

•	no stop order suspending the effectiveness of the Registration Statement (including any and all required post-effective amendments thereto) will have been issued and remain in effect;

•

a Prospectus Supplement describing the Securities offered thereby and the offering thereof and complying with all applicable laws will have been prepared and filed with the Securities and Exchange Commission (the “Commission”);

•

the Securities will be offered and sold in the form and with the terms set forth in the Registration Statement (including any and all required post-effective amendments thereto), the Prospectus and the applicable Prospectus Supplement(s) and the organizational documents of the Company;

•

the Securities will be offered and sold in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement (including any and all required post-effective amendments thereto), the Prospectus and the applicable Prospectus Supplement(s);

•	the Securities offered and sold will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company;

•	except as expressly set forth below, the organizational documents of the Company will not be modified;

•

the Company will have obtained any and all legally required consents, approvals, authorizations and other orders of the Commission and any and all other regulatory authorities and other third parties necessary to offer and sell the Securities being offered;

•

the Securities offered and sold will comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

•

a definitive purchase, underwriting or similar agreement (each a “Purchase Agreement”) with respect to any Securities offered and sold will have been duly authorized and validly executed and delivered by the Company and the other parties thereto (if applicable); and

•

any Securities or other securities issuable upon conversion, exchange or exercise of any Security being offered and sold will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based on the foregoing, we are of the opinion that:

1. With respect to any Preferred Stock, upon (a) the completion of all required Corporate Proceedings with respect to the issuance and terms of such Preferred Stock, (b) the due authorization, execution, acknowledgment, delivery and filing with, and recording by, the Delaware Secretary of State of a Certificate of Designation in respect of such Preferred Stock, (c) the due execution by the Company, countersignature and registration by the Company’s transfer agent/registrar and delivery on behalf of the Company of certificates (if issued as certificates) representing such Preferred Stock, (d) payment and delivery in accordance with the Purchase Agreement, and (e) in the case of Preferred Stock issuable in exchange for or upon conversion of other Preferred Stock or upon the exercise of Warrants, Stock Purchase Contracts, Rights or Units, completion of the actions in respect of such other Preferred Stock, Warrants, Stock Purchase Contracts, Units and Rights referred to in paragraph 3, 4, 5 or 6 hereof or in this paragraph 1 (as the case may be), such Preferred Stock will be duly and validly issued, fully paid and nonassessable.

2. With respect to any Common Stock, upon (a) the completion of all required Corporate Proceedings with respect to the issuance of such Common Stock, (b) the due execution by the Company, countersignature and registration by the Company’s transfer agent/registrar and delivery on behalf of the Company of certificates (if issued as certificates) representing such Common Stock, (c) payment and delivery in accordance with the Purchase Agreement, and (d) in the case of Common Stock issuable in exchange for or upon conversion of Preferred Stock or upon the exercise of Warrants, Stock Purchase Contracts, Rights or Units, completion of the actions in respect of such Preferred Stock, Warrants, Stock Purchase Contracts, Units and Rights referred to in paragraph 1, 3, 4, 5 or 6 hereof (as the case may be), such Common Stock will be duly and validly issued, fully paid and nonassessable.

3. With respect to any Warrants, upon (a) the due authorization, execution and delivery of the Warrant Agreements pursuant to which such Warrants are to be issued, (b) the completion of all required Corporate Proceedings with respect to the issuance and terms of such Warrants, (c) the due authorization, execution and delivery of such Warrants against payment therefor in accordance with the terms of such Warrants, and (d) the due authentication of such Warrants by the Warrant Agent pursuant to such Warrant Agreements, such Warrants will be legally issued, valid and binding obligations of the Company.

4. With respect to any Stock Purchase Contracts, upon (a) the due authorization, execution and delivery of the Stock Purchase Contract Agreements pursuant to which such Stock Purchase Contracts are to be issued, (b) the completion of all required Corporate Proceedings with respect to the issuance and terms of such Stock Purchase Contracts, (c) the due authorization, execution and delivery of such Stock Purchase Contracts against payment therefor in accordance with the terms of such Stock Purchase Contracts, and (d) the due authentication of such Stock Purchase Contracts by the agent pursuant to such Stock Purchase Contact Agreements, such Stock Purchase Contracts will be valid and binding obligations of the Company.

5. With respect to any Rights, upon (a) the due authorization, execution and delivery of the Rights Agreements pursuant to which such Rights are to be issued, (b) the completion of all required Corporate Proceedings with respect to the issuance and terms of such Rights, (c) the due authorization, execution and delivery of such Rights Agreement against payment therefor in accordance with the terms of such Rights, and (d) the shares of Common Stock underlying such Rights have been deposited with the applicable rights agent, such Rights will be valid and binding obligations of the Company.

6. With respect to any Units, upon (a) the due authorization, execution and delivery of the Unit Agreements pursuant to which such Units are to be issued, (b) the completion of all required Corporate Proceedings with respect to the issuance and terms of such Units, (c) the due authorization, execution and delivery of such Unit Agreement against payment therefor in accordance with the terms of such Units, and (d) the Securities underlying such Units have been deposited with the applicable unit agent, such Units will be valid and binding obligations of the Company.

The opinions set forth above are subject to the following qualifications and exceptions:

a. Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

b. Our opinions stated above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

c. Our opinions stated above are subject to limitations regarding the availability of indemnification and contribution where such indemnification and contribution may be limited by applicable law or the application of principles of public policy.

d. We express no opinion as to the enforceability of (i) provisions that relate to choice of law or forum selection, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct, or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

e. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours, FAEGRE BAKER DANIELS LLP

/s/ Jonathan R. Zimmerman
By: Jonathan R. Zimmerman